EXHIBIT INDEX


(12)(a) Tax opinion for Reorganization of RiverSource New Dimensions Fund and RiverSource Large Cap Equity Fund.

(12)(b) Tax opinion for Reorganization of RiverSource Stock Fund and RiverSource Disciplined Equity Fund.

(16) Directors'/Trustees' Power of Attorney to sign this Registration Statement and its amendments, dated Jan. 11, 2006.